State of Delaware
Secretary of State
Division of Corporations
Delivered 03:26 PM 01/24/2020
FILED 03:26 PM 01/24/2020
SR 20200542162 - File Number 7816682

STATE OF DELAWARE
CERTIFICATE OF FORMATION
OF LIMITED LIABILITY COMPANY

The undersigned authorized person, desiring to form a limited liability company pursuant to the Limited Liability Company Act of the State of Delaware, hereby certifies as follows:

1. The name of the limited liability company is Belpointe PREP, LLC.

2. The Registered Office of the limited liability company in the State of Delaware is located at 8 THE GREEN, STE B (street), in the City of DOVER, Zip Code 19901. The name of the Registered Agent at such address upon whom process against this limited liability company may be served is NORTHWEST REGISTERED AGENT SERVICE, INC.

By: Brandon Lacoff
Authorized Person

Name: Brandon Lacoff
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